[FORETHOUGHT LOGO]

                       FORETHOUGHT LIFE INSURANCE COMPANY
                               300 N. Meridian St.
                                   Suite 1800
                             Indianapolis, IN 46204

                       INDIVIDUAL RETIREMENT ANNUITY RIDER

GENERAL

This Rider is made part of the Contract or Certificate (hereafter "Contract") to which it is attached and is effective on the date the Contract is issued. The Contract as amended by this Rider is intended to qualify as an individual retirement annuity under Section 408(b) of the Internal Revenue Code of 1986, as amended (the "Code"). Where the provisions of this Rider are inconsistent with the provisions of the Contract or any Rider of this Contract, the provisions of this Rider will control.

APPLICABLE PROVISIONS

1.   Owner

     You shall be the Owner and the Annuitant. Any provision of the Contract allowing joint ownership is deleted.

2.   Restrictions On Transferability, Exclusive Benefit, Nonforfeitability

     (a) The Contract may not be transferred or assigned (except pursuant to a divorce decree in accordance with applicable law) or pledged as collateral for a loan or any other purposes.

     (b) The Contract is established for the exclusive benefit of the Owner and the Owner's Beneficiaries.

     (c)  The entire interest of the Owner in the Contract is nonforfeitable.

3.   Limitations on Contributions

     (a) Only a rollover contribution (as permitted by Code Sections 402(c), (402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and
          457(e)(16)) will be accepted as the Premium payment for the Contract.

     (b) No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer's SIMPLE IRA plan.

     (c) This Contract does not require fixed premium payments. No additional premiums, after the initial Premium, are required to keep this Contract in force.

4.   Distributions of Owner's Interest

     (a) Notwithstanding any provision of this IRA to the contrary, the distribution of the Owner's interest in the IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under paragraph 5(c)) must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than paragraphs (b), (c) and (d) below and paragraph 5.

ICC12-FLICIRA                                               (C) 2006 Forethought
                                                                            0906

     (b) The entire interest of the Owner will commence to be distributed no later than the first day of April following the calendar year in which the Owner attains age 70 1/2 (the "required beginning date") over (a) the life of the Owner or the lives of the Owner and his or her designated Beneficiary or (b) a period certain not extending beyond the life expectancy of the Owner or the joint and last survivor expectancy of the Owner and his or her designated Beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of
          Section 1.401(a)(9)-6T.

     (c) The distribution periods described in paragraph (b) above cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations.

     (d) The first required payment can be made as late as April 1 of the year following the year the Owner attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

5.   Distributions Upon Owner's Death

     (a) Death On or After Required Distributions Commence. If the Owner dies on or after the date required distributions commence, the remaining portion of his or her interest will continue to be distributed under the contract payment option chosen.

     (b) Death Before Required Distributions Commence. If the Owner dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

          (i) If the designated Beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the remaining life expectancy of the designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of the Owner's death, or, if elected, in accordance with subparagraph (b)(iii) below.

          (ii) If the Owner's sole designated Beneficiary is the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the individual would have attained age 70 1/2, if later), over such spouse's life, or, if elected, in accordance with subparagraph (b)(iii) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated Beneficiary's remaining life expectancy determined using such Beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with subparagraph (b)(iii) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the payment option chosen.

          (iii) If there is no designated Beneficiary, or if applicable by operation of subparagraph (b)(i) or (b)(ii) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under subparagraph
                (b)(ii) above).

          (iv) Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary's age in the year specified in subparagraph (b)(i) or (ii) and reduced by 1 for each subsequent year.

     (c) The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of
          Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

     (d) For purposes of paragraphs (a) and (b) above, required distributions are considered to commence on the Owner's required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under subparagraph (b)(ii) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

     (e) If the sole designated Beneficiary is the Owner's surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a Beneficiary.

6.   Multiple IRAs

     The Owner may satisfy the minimum distribution requirements under Section 408(b)(3) of the Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirement for two or more IRAs. For this purpose, if you own two or more IRAs, you may use the alternative method described in Section 1.408-8 of the Income Tax Regulations, to satisfy the minimum distribution requirements.

7.   Compliance

     (a) The Owner has the sole responsibility for determining whether any purchase payment meets applicable income tax rules.

     (b) The Owner or Beneficiary shall be solely responsible for requesting a distribution which complies with this Rider and applicable law.

     (c) The Owner shall comply with tax provisions to prevent loss of the advantages of tax deferral and to prevent tax penalties.

8.   Annual Reports

     The Company shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

9.   Amendments

     We reserve the right to amend this Contract or Rider to the extent necessary to qualify as an individual retirement annuity for federal income tax purposes.

10.  Meaning of Terms

     All of the terms used in this Rider have the same meaning as in the Contract unless otherwise clearly indicated in this Rider. This Rider is subject to all the exclusions, definitions and provisions of the Contract which are not inconsistent with the terms of this Rider.

The effective date of this rider is the Issue Date.

SIGNED FOR FORETHOUGH LIFE INSURANCE COMPANY

                                     SAMPLE

      SECRETARY                                             PRESIDENT